                       AGREEMENT AND PLAN OF DISTRIBUTION

                                 BY AND BETWEEN

                         INSIGNIA FINANCIAL GROUP, INC.

                                       and

                           INSIGNIA/ESG HOLDINGS, INC.

                         Dated as of September 16, 1998


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                               TABLE OF CONTENTS

 ARTICLE I...............................................DEFINITIONS       2
       1.1...............................................Definitions       2

 ARTICLE II.........................................THE DISTRIBUTION       10
       2.1.............................Mechanics of the Distribution       10
       2.2................................Timing of the Distribution       10

 ARTICLE III.............................................TAX MATTERS       10
       3.1.........Assumption and Indemnification of Tax Liabilities       10
       3.2............................Failure of the Merger to Occur       11
       3.3................................Indemnification Procedures       11
 ARTICLE IV............TRANSFER OF ASSETS AND PAYMENT OF LIABILITIES       12
       4.1............................Transfer of Assets to Holdings       12
       4.2....................................Payment of Liabilities       12

 ARTICLE V..........................................OTHER AGREEMENTS       12
       5.1.........Use of "Insignia," "ESG," or "Insignia/ESG" Names       12
       5.2..............Release of Holdings by the Company's Lenders       13
       5.3.........................................Books and Records       13
       5.4.....................................Access to Information       14
       5.5......................................Retention of Records       14
       5.6...........................................Confidentiality       14
       5.7...........................................Listing on NYSE       15
       5.8........................................Further Assurances       15
       5.9.............Treatment of  Certain Participation Interests       15
       5.10..............................................Cooperation       16
       5.11..............Assumption of Certain Contracts by Holdings       16
       5.12 Payments With Respect to Consulting Agreements;
             Restricted Stock; Stock Options........................       16
       5.13........................................Conflicting Terms       17
       5.14..................................Performance of Services       17

 ARTICLE VI.............................INDEMNIFICATION AND RELEASES       17
       6.1............................................Mutual Release       17
       6.2............................Indemnification by the Company       18
       6.3...............................Indemnification by Holdings       18
       6.4..............Insurance Proceeds; Tax Benefits; Mitigation       19
       6.5.............................Procedure for Indemnification       19
       6.6.......................................Remedies Cumulative       21
       6.7...................................Survival of Indemnities       21
 ARTICLE VII........................................EMPLOYEE MATTERS       22
       7.1.................................................Employees       22
       7.2.........................................Employee Benefits       22
       7.3.........................Other Liabilities and Obligations       24

                                      (i)
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 ARTICLE VIII.............................................CONDITIONS       24
       8.1......................................Stockholder Approval       24
       8.2....................................Opinion of Tax Counsel       24
       8.3......................................Certain Transactions       25
       8.4..........................................Adequate Surplus       25
       8.5....................................Release of Obligations       25
       8.6..............................................Bank Consent       25

 ARTICLE IX................................MISCELLANEOUS AND GENERAL       25
       9.1...............................................Termination       25
       9.2.....................................Effect of Termination       25
       9.3.................................Modification or Amendment       25
       9.4..........................................Waiver; Remedies       25
       9.5..............................................Counterparts       26
       9.6.............................................Governing Law       26
       9.7...................................................Notices       26
       9.8..................................................Captions       27
       9.9 ...............................No Third Party Beneficiary       27
       9.10...................................Successors and Assigns       27
       9.11......................................Certain Obligations       28
       9.12.....................................Specific Performance       28
       9.13.............................................Severability       28
       9.14.............................................Jurisdiction       28

       SCHEDULE 3.1.................................................       30

       SCHEDULE 4.1.................................................       31

                                     (ii)



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     AGREEMENT AND PLAN OF DISTRIBUTION, dated as of September 16, 1998
("Agreement"), between Insignia Financial Group, Inc., a Delaware corporation (the "Company"), and Insignia/ESG Holdings, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Company ("Holdings").

     WHEREAS, the Company, Holdings, Apartment Investment and Management Company, a Maryland corporation ("AIMCO"), and AIMCO Properties, L.P., a Delaware limited partnership and a subsidiary of AIMCO ("AIMCO Properties"), have entered into an Amended and Restated Agreement and Plan of Merger, dated as of May 26, 1998 (the "Merger Agreement"), providing for the Merger (as defined in the Merger Agreement) of the Company with and into AIMCO, with AIMCO as the surviving corporation;

     WHEREAS, the Boards of Directors of the Company and Holdings have approved this Agreement, which is being entered into prior to the Effective Time (as defined in Section 1.3 of the Merger Agreement), pursuant to which the Distribution (as defined below) will be consummated;

     WHEREAS, as soon as practicable after the Company Meeting (as hereinafter defined), subject to the satisfaction or waiver of the conditions set forth in
Article VIII of this Agreement, the Company will distribute (the "Distribution") to each holder of record of shares of Class A Common Stock, par value $.01 per share, of the Company ("Company Common Stock"), a number of shares of Common Stock, par value $.01 per share, of Holdings ("Holdings Common Stock") equal to two-thirds of the number of shares of Company Common Stock held by such holder;

     WHEREAS, the purpose of the Distribution is to allow the management of Holdings and its subsidiaries to focus exclusively on the operation and growth of the Holdings Business (as defined below), and to provide Holdings with greater access to the capital markets to develop its commercial real estate operations, to facilitate future acquisitions of other commercial real estate operations and to make Holdings better able to attract and retain top quality professionals in its commercial real estate operations, as well as to make possible the Merger by divesting the Company of all businesses and operations (other than the Retained Business (as defined below)) conducted by the Company and its Subsidiaries (as defined below) which AIMCO is unwilling to acquire;

     WHEREAS, the Company and Holdings wish to set forth and provide for certain agreements between the Company and Holdings in consideration of the separation of their ownership; and

     WHEREAS, it is the intention of the parties to this Agreement that the Distribution shall qualify as a transaction described in Section 355 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:










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                                   ARTICLE I

                                  DEFINITIONS

     I.1 Definitions. As used in this Agreement, the following terms shall have the following respective meanings (capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement):

          "Additional Interests" shall have the meaning set forth in Section 5.9(c) hereto.

          "Affiliate" of any Person shall mean another Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such first Person; provided, however, that for the purposes of this Agreement from and after the Time of Distribution, no Retained Company shall be deemed to be an Affiliate of any Holdings Company, and no Holdings Company shall be deemed to be an Affiliate of any Retained Company. The Affiliates of Holdings also include the Commercial Joint Venture Entities.

          "Agreement" shall have the meaning set forth in the Preamble.

          "AIMCO" shall have the meaning set forth in the Recitals hereto.

          "AIMCO Properties" shall have the meaning set forth in the Recitals hereto.

          "Closing Date" shall have the meaning set forth in Section 3.1 of the Merger Agreement.

          "Code" shall have the meaning set forth in the Recitals hereto.

          "Commercial Joint Venture Entities" shall mean the following entities:
Brickyard Investors, L.P., Brookhollow Associates, L.P., Courtyard Plaza Associates, L.P., Glades Plaza, L.P., Hiawassee Oak Partners, L.P., Nashpike Partners, L.P., Sleepy Lake Partners, L.P., Bingham Partners, L.P., Clayton Investors Associates, LLC, Northpoint Partners, L.P., Mockingbird Associates, L.P., 101 Marietta Street Associates, Fresh Meadows Development, LLC, W/9FIG Realty, L.L.C., Dallas RPFIV Campbell Centre Associates Limited Partnership, St. Louis RPFIV Gateway One Associates Limited Partnership, Santa Rosa L.L.C. and any other entities owning commercial or non-residential real estate assets or interests therein, or entities owning residential real estate assets related to the New York Residential Business (as that term is defined in Section 4.1(i) of the Merger Agreement) other than those in which a subsidiary of Insignia Properties Trust, a Maryland real estate investment trust, serves as a general partner, whether now existing or hereafter formed.

          "Company" shall have the meaning set forth in the Preamble.

          "Company 401(k) Plan" shall have the meaning set forth in Section 7.2(b) hereof.

          "Company Common Stock" shall have the meaning set forth in the Recitals hereto.

          "Company Disclosure Letter" shall mean that certain letter dated March 17, 1998 from the Company to AIMCO annexed to and deemed part of the Merger Agreement.

          "Company Flex Plan" shall have the meaning set forth in Section 7.2(c) hereof.

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          "Company Indemnifiable Losses" shall have the meaning set forth in
Section 6.3 hereof.

          "Company Indemnitees" shall have the meaning set forth in Section 6.3 hereof.

          "Company LTD Plan" shall have the meaning set forth in Section 7.2(c) hereof.

          "Company Meeting" shall mean the special meeting of Company stockholders at which the stockholders will be asked to approve the Distribution and the Merger Agreement.

          "Company Restoration Plan" shall have the meaning set forth in Section 7.2(b) hereof.

          "Company Stock Plans" shall mean the Insignia Financial Group, Inc. Amended and Restated 1992 Stock Incentive Plan, as amended, and the Insignia Financial Group, Inc. 1995 Non-Employee Director Stock Option Plan.

          "Company VEBA" shall have the meaning set forth in Section 7.2(c) hereof.

          "Company Welfare Plans" shall have the meaning set forth in Section 7.2(c) hereof.

          "Consulting Agreements" shall mean the agreements listed in Schedule 5.12(a) hereto.

          "Contingent Incentive Award" shall have the meaning set forth in the Incentive Award Letters.

          "Contract" shall mean any note, bond, mortgage, indenture, lease, contract, agreement, obligation, understanding, commitment or other similar arrangement, whether written or oral.

          "Covered Person" shall have the meaning set forth in Section 2.1 of the Merger Agreement.

          "Credit Agreement" shall have the meaning set forth in Section 5.2 hereof.

          "DGCL" shall mean the General Corporation Law of the State of Delaware.

          "Distribution" shall have the meaning set forth in the Recitals hereto.

          "Effective Time" shall have the meaning set forth in Section 1.3 of the Merger Agreement.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Existing 401(k) Plan" shall have the meaning set forth in Section 7.2(b) hereof.

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          "Existing LTD Plan" shall have the meaning set forth in Section 7.2(c)
hereof.

          "Existing Restoration Plan" shall have the meaning set forth in
Section 7.2(b) hereof.

          "Existing Welfare Plans" shall have the meaning set forth in Section 7.2(c) hereof.

          "Flex Plan" shall have the meaning set forth in Section 7.2(c) hereof.

          "Former Employees" shall have the meaning set forth in Section 7.12(a) of the Merger Agreement.

          "Holdings" shall have the meaning set forth in the Preamble.

          "Holdings 40l(k) Plan" shall have the meaning set forth in Section 7.2(b) hereof.

          "Holdings Assets" shall have the meaning set forth in Section 4.1 hereof.

          "Holdings Businesses" shall mean all of the businesses conducted at or at any time prior to the Distribution by the Company or any of its Subsidiaries, excluding the Retained Business.

          "Holdings Common Stock" shall have the meaning set forth in the Recitals hereto.

          "Holdings Companies" shall mean Holdings and its Subsidiaries (determined after giving effect to the transactions contemplated by Article IV of this Agreement).

          "Holdings Entities" shall have the meaning set forth in Section 4.1 hereof.

          "Holdings Employees" shall mean all current and former employees of the Company and its Subsidiaries other than the Retained Employees.

          "Holdings Flex Plan" shall have the meaning set forth in Section 7.2(c) hereof.

          "Holdings Indemnifiable Losses" shall have the meaning set forth in
Section 6.2 hereof.

          "Holdings Indemnities" shall have the meaning set forth in Section 6.2 hereof.

          "Holdings Liabilities" shall mean (i) all Liabilities or portions of Liabilities arising primarily out of or in connection with the Holdings Assets or the Holdings Businesses; (ii) all Liabilities under Contracts included in the Holdings Assets, whether such Liabilities arise before, upon or after the transactions contemplated by this Agreement and including any Liabilities under such Contracts resulting from the consummation of the transactions contemplated by this Agreement (including actions, claims or proceedings relating thereto);
(iii) all Liabilities of Holdings and its Subsidiaries pursuant to this Agreement, the Merger Agreement, the Indemnification Agreement or any of the Transaction Documents; and (iv) all Liabilities for payment of outstanding drafts and checks of Holdings and its Subsidiaries to the extent attributable to the Holdings Assets and the Holdings Businesses existing as of the Time of Distribution.

          "Holdings LTD Plan" shall have the meaning set forth in Section 7.2(c) hereof.

          "Holdings Restoration Plan" shall have the meaning set forth in
Section 7.2(b) hereof.

          "Holdings Vacation Obligation" shall have the meaning set forth in
Section 7.2(a) hereof.

          "Holdings VEBA" shall have the meaning set forth in Section 7.2(c) hereof.

          "Holdings Welfare Plans" shall have the meaning set forth in Section 7.2(c) hereof.

          "Incentive Award Letters" shall have the meaning set forth in Section 5.9(b) hereof.

          "Indemnifiable Losses" shall have the meaning set forth in Section 6.3 hereof.

          "Indemnification Agreement" shall mean that certain Amended and Restated Indemnification Agreement dated as of May 26, 1998 by and between AIMCO and Holdings, as the same may be amended and supplemented from time to time.

          "Indemnifying Party" shall have the meaning set forth in Section 6.4 hereof.

          "Indemnitee" shall have the meaning set forth in Section 6.4 hereof.

          "Information" of a party shall mean any and all information that such party or any of its Representatives furnish or have furnished to the receiving party or any of its Representatives whether furnished orally or in writing or by any other means or gathered by inspection and regardless of whether the same is specifically marked or designated as "confidential" or "proprietary," together with any and all notes, memoranda, analyses, compilations, studies or other documents (whether in hard copy or electronic media) prepared by the receiving party of any of its Representatives which contain or otherwise reflect such Information, together with any and all copies, extracts or other reproductions of any of the same; provided, however, that for the purposes hereof all information relating to the Retained Companies and the Retained Business in the possession of any Holdings Company at the Time of Distribution shall be deemed to have been furnished by the Retained Companies and all information relating to the Holdings Companies and the Holdings Businesses in the possession of any Retained Company at the Time of Distribution shall be deemed to have been furnished by the Holdings Companies; and further provided that the term "Information" does not include information that:

                         (a) is or becomes generally available to the public
                    through no wrongful act of the receiving party or its Representatives;

                         (b) is or becomes available to the receiving party on
                    a non-confidential basis from a source other than the providing party or its Representatives, provided that such source is not known by the receiving party to be subject to a confidentiality agreement with the providing party; or

                         (c) has been independently acquired or developed by
                    the receiving party without violation of any of the obligations of the receiving party or its Representatives under this Agreement.

          "IRS" shall mean the United States Internal Revenue Service.

          "Lenders" shall have the meaning set forth in Section 5.2 hereof.

          "Liabilities" shall mean any and all debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising and whether or not the same would be required by generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto.

          "Merger" shall have the meaning set forth in the recitals to the Merger Agreement.

          "Merger Agreement" shall have the meaning set forth in the Recitals hereto.

          "Participation Interests" shall mean the interests of Holdings in or with respect to Proceeds from or arising out of any investment by the Company or any Affiliates thereof in the Residential Joint Venture Entities listed below and in the REMIC, as set forth below:

        Entity                                      Participation Interest
        ------                                      ----------------------

        REMIC                                           30% of Proceeds
        Southwest Associates, L.P.                      35% of Proceeds
        Western Hills Associates, LLC                   40% of Proceeds
        Cobble Creek Associates LLC                     40% of Proceeds
        Chimney Ridge Associates                        40% of Proceeds
        Bennington Square Associates LP                 40% of Proceeds
        Willow Park Associates                          50% of Proceeds
        Dallas Glen Associates, L.P.                    50% of Proceeds
        Watermans Crossing Associates, L.P.             50% of Proceeds
        Louisville Apartments Limited Partnership       50% of Proceeds

          "Person" shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.

          "Proceeds" means the proceeds actually received by the Company or any of its Affiliates derived from or arising out of its investment in (i) each Residential Joint Venture Entity, and (ii) the REMIC, in each case after the Company or such Affiliate has received 100% of its investment plus a return thereon equal to 10% per annum.

          "NYSE" shall mean The New York Stock Exchange, Inc.

          "Record Date" shall mean the date designated by or pursuant to the authorization of the Board of Directors of the Company for the purpose of determining the stockholders of the Company entitled to participate in the Distribution.

          "REMIC" shall mean the obligations known as Structured Asset Securities Corporation Trust I Collateralized Mortgage Obligation Series 1992-MI, Class D

          "Representatives" of a party shall mean such party's officers, directors, employees, accountants, counsel, investment bankers, financial advisors, consultants and other representatives.

          "Residential Joint Venture Entities" shall mean the following partnerships and limited liability companies: Southwest Associates L.P., Western Hills Associates LLC, Cobble Creek Associates LLC, Chimney Ridge Associates, Bennington Square Associates LP, Willow Park Associates, Dallas Glen Associates, L.P., Watermans Crossing Associates, L.P., and Louisville Apartments Limited Partnership.

          "Retained Assets" shall mean the assets relating to the Company's existing residential multifamily property management and ownership and partnership administration businesses but excluding the entities and assets listed in Schedule 4.1 hereto.

          "Retained Business" shall mean the Company's existing residential multifamily property management and ownership and partnership administration businesses, including related assets and liabilities but excluding the entities and assets listed in Schedule 4.1 hereto.

          "Retained Companies" shall mean the Company and its Subsidiaries, other than Holdings and its Subsidiaries.

          "Retained Employees" shall mean those Persons who are employees of the Retained Companies immediately after the Time of Distribution.

          "Retained Liabilities" shall mean (i) all Liabilities or portions of Liabilities arising primarily out of or in connection with the Retained Assets or the Retained Business; (ii) all Liabilities under Contracts included in the Retained Assets, whether such Liabilities arise before, upon or after the transactions contemplated by this Agreement and including any Liabilities under such Contracts resulting from the consummation of the transactions contemplated by this Agreement (including actions, claims or proceedings relating thereto);
(iii) all Liabilities of the Company and its Subsidiaries (other than Holdings and its Subsidiaries) pursuant to this Agreement, the Merger Agreement, the Indemnification Agreement and the Transaction Documents; and (iv) all Liabilities for the payment of outstanding drafts and checks of the Company and its Subsidiaries to the extent attributable to the Retained Assets or the Retained Business existing as of the Time of Distribution.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Subsidiary" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) such Person or any other Subsidiary of such Person is a general partner or (ii) at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or at least 50% of the value of the outstanding equity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries. The Subsidiaries of Holdings include the Commercial Joint Venture Entities but do not include the Residential Joint Venture Entities.

          "Taxes" shall mean any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, share, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

          "Tax Indemnifying Party" shall have the meaning set forth in Section 3.3(a) hereof.

          "Tax Indemnitee" shall have the meaning set forth in Section 3.3(a) hereof.

          "Tax Return" shall mean any report, return or other information required to be supplied to a governmental entity with respect to Taxes.

          "Technical Services Agreement" shall have the meaning set forth in
Section 5.14 hereof.

          "Time of Distribution" shall mean the time as of which the Distribution is effective.

          "Third Party Claim" shall have the meaning set forth in Section 6.5 hereof.

          "Trade Marks" shall have the meaning set forth in Section 5.1(b) hereof.

          "Transaction Documents" shall have the meaning set forth in Section
5.8 hereof.

          "Transfer Agent" shall mean First Union National Bank, the transfer agent for the Company Common Stock.

          "VEBA" shall have the meaning set forth in Section 7.2(c) hereof.

                                   ARTICLE II
                                THE DISTRIBUTION

     II.1 Mechanics of the Distribution. The Distribution shall be effected by the distribution, to each holder of record of shares of Company Common Stock as of the Record Date, of certificates representing the number of shares of Holdings Common Stock equal to two-thirds of the number of shares of Company Common Stock held by such holder; provided, however, that no fractional shares of Holdings Common Stock shall be issued or delivered. In the event there are holders of Company Common Stock holding of record on the Record Date a number of shares of Company Common Stock not wholly divisible by three, the Transfer Agent shall distribute certificates representing shares of Holdings Common Stock to such holders on the basis of the next number of shares of Company Common Stock held below the actual number of shares held which is wholly divisible by three, multiplied by two. The Transfer Agent shall aggregate all shares of Holdings Common Stock that would be distributable but for the proviso to the first sentence of this Section 2.1, shall sell such shares in the public market as soon as practicable after the Time of Distribution and shall distribute the proceeds of the sale of such shares pro rata among the holders of record of Company Common Stock holding such numbers of shares of Company Common Stock not wholly divisible by three.

     II.2 Timing of the Distribution. The Board of Directors of the Company shall formally declare the Distribution and shall authorize the Company to effect the Distribution following the approval of the Distribution by the stockholders of the Company and prior to the Closing Date, subject to the satisfaction or waiver of the conditions set forth in Article VIII of this Agreement, by delivery of certificates representing shares of Holdings Common Stock to the Transfer Agent for delivery to the holders entitled thereto. The Distribution shall be deemed to be effective upon notification by the Company to the Transfer Agent that the Distribution has been effected and that the Transfer Agent is authorized to proceed with the distribution of certificates representing shares of Holdings Common Stock.

                                  ARTICLE III
                                  TAX MATTERS

     III.1 Assumption and Indemnification of Tax Liabilities. Except as provided in the attached Schedule 3.1, and except as otherwise specifically provided in the Merger Agreement or the Indemnification Agreement, the respective Tax liabilities of the Company and its Subsidiaries (other than Holdings and its Subsidiaries) and of Holdings and its Subsidiaries, whether arising before, at or after the Time of Distribution, will continue to be the Tax liabilities of each such party, and each party hereto agrees to save, indemnify, defend and hold harmless the other, its Subsidiaries and each of their respective directors, officers, employees, agents, successors and assigns from and against all such Tax liabilities.

     III.2 Failure of the Merger to Occur. In the event the Merger does not occur, Holdings agrees to save, indemnify, defend and hold harmless the Company and each of its Subsidiaries and their successors and assigns from and against any Taxes that arise under Sections 355(e), 355(c)(2) and 361(c)(2) of the Code and corresponding state or local income and franchise Taxes as a result or on account of (i) any plan (or series of transactions) of Holdings pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest in Holdings or (ii) any action of Holdings or any of its Subsidiaries after the Time of Distribution that is the principal cause of the Distribution not qualifying as a reorganization and distribution under Sections 368(a)(1)(D) and 355 of the Code.

     III.3 Indemnification Procedures.

          (a) Any claim for indemnification under this Article III shall be made by written notice from the party seeking to be indemnified (the "Tax Indemnitee") to the party from which indemnification is sought (the "Tax Indemnifying Party") in the same manner as set forth in Section 5 of the Indemnification Agreement. Except as otherwise provided in the Indemnification Agreement, if a Tax Indemnitee becomes aware during an examination of a Tax Return that the tax authority conducting the examination is considering asserting a Tax subject to indemnification, the Tax Indemnitee will (i) promptly notify the Tax Indemnifying Party of this fact, (ii) to the extent reasonably practicable, segregate the issue from any other issues being examined, (iii) permit the Tax Indemnifying Party to control the Tax examination insofar as it relates to that issue and any administrative or judicial appeals relating to the issue (including whether to settle the issue or to appeal from an adverse determination with regard to the issue) and (iv) cooperate with the Tax Indemnifying Party in all reasonable respects to establish that such Tax is not due and payable.

          (b) Upon a determination that a Tax Indemnifying Party is liable for a payment of Taxes to a Tax Indemnitee, the Tax Indemnifying Party shall pay the Tax Indemnitee such Taxes. Except as otherwise provided under the Indemnification Agreement, such payment will be made on an after-Tax basis promptly following the submission by the Tax Indemnitee of written evidence of the payment of indemnified Tax.

          (c) Except as otherwise provided in the Merger Agreement, the Company will be responsible for the preparation and filing of all Tax Returns with respect to all periods ending on or before the Time of Distribution and for the payment of all Taxes shown on those Tax Returns to be due. Holdings and its Subsidiaries will be responsible for the preparation and filing of all other Tax Returns relating to them or their assets or the Holdings Businesses which are required to be filed after the Time of Distribution and for the payment of all Taxes shown on those Tax Returns to be due and all related estimated Taxes payable after the Time of Distribution.

          (d) Each of the Company and Holdings will, and will cause their respective personnel to, cooperate fully with each other of them in connection with the preparation and review of Tax Returns and in connection with any examinations of any Tax Returns filed by either of them or their respective Subsidiaries.

                                   ARTICLE IV
                 TRANSFER OF ASSETS AND PAYMENT OF LIABILITIES

     IV.1 Transfer of Assets to Holdings. Prior to the Time of Distribution, the Company shall take or cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance to Holdings of all of the Company's and its Subsidiaries' right, title and interest in the Holdings Entities and the Holdings Assets. "Holdings Entities" and "Holdings Assets" mean, respectively, the entities and assets identified on Schedule 4.1 under the headings "Holdings Entities" and "Holdings Assets."

     IV.2 Payment of Liabilities. Except as set forth in the Merger Agreement, the Indemnification Agreement, and the Transaction Documents, from and after the Time of Distribution, (i) Holdings shall, and shall use its reasonable best efforts to cause its Subsidiaries to pay, perform and discharge in due course all of the Holdings Liabilities for which such entity is liable, and (ii) the Company shall, and shall use its reasonable best efforts to cause its Subsidiaries (other than Subsidiaries that are not wholly owned Subsidiaries of Holdings or one of its Affiliates) to, pay, perform and discharge in due course all of the Retained Liabilities for which such entity is liable.

                                   ARTICLE V
                                OTHER AGREEMENTS

     V.1 Use of "Insignia," "ESG," or "Insignia/ESG" Names.

     (a) From and after the Time of Distribution, Holdings shall have all rights in and use of the name "Insignia," "ESG," "Insignia/ESG" and all derivatives thereof. Subject to the terms of this Agreement, no later than the later of (i) 90 days after the Time of Distribution or (ii) 90 days after the Closing Date, but in no event later than December 31, 1998, the Company agrees
(A) to cause each of the Company and its Subsidiaries (other than Holdings and its Subsidiaries) to change its name and all of its trade names, trademarks, service marks and all derivatives thereof, to a name or names which does/do not include the words "Insignia," "ESG" or "Insignia/ESG" and is/are not confusingly similar to the words "Insignia," "ESG," "Insignia/ESG" or any other trademarks, service marks, trade names or logos or all derivatives thereof used by the Holdings Companies, (B) to cause the word "Insignia," "ESG," and "Insignia/ESG" and all corporate names, trademarks, service marks, trade names and logos and all derivatives thereof which are used in any way by the Holdings Companies to be removed from all marketing, advertising and business materials, including without limitation, telephone listings, signage, brochures and all other property used by the Company or any Subsidiary of the Company, except that the Company and its Subsidiaries may continue to use any remaining stationary, business cards and other similar property which bears the word "Insignia" until the stock thereof on hand at the Time of Distribution has been depleted and (C) to use its reasonable best efforts to cause buildings which the Company or its Subsidiaries own or in which the Company or its Subsidiaries rent space, to change their names to names not including any reference to "Insignia," "ESG" or "Insignia/ESG."

     (b) Effective upon the Time of Distribution and continuing until the later of (i) 90 days after the Time of Distribution or (ii) 90 days after the Closing Date, but in no event later than December 31, 1998, and subject to the terms of this Agreement, Holdings hereby grants to the Company, solely for the purpose of complying with the terms of Section 5.1(a) hereof, a limited, non-exclusive, royalty free license to use the name "Insignia" and the Holdings corporate name, trade name, trademark, service mark and logo and all derivatives thereof (collectively, the "Trade Marks") only in connection with the marketing and sale of goods and/or residential property and asset management services which are currently undertaken by the Company and each Subsidiary of the Company (other than the Holdings Companies). All use of the Trade Marks by the Company shall inure to the benefit of Holdings.

     (c) The Trade Marks shall only be used in the same manner in which they are currently used by the Company and each of its Subsidiaries. In the event that the Trade Marks are used in a manner inconsistent with the terms of this sub-section, Holdings shall have the right to terminate the limited license of
Section 5.1(b) upon ten (10) calendar days' prior notice to the Company.

     V.2 Release of Holdings by the Company's Lenders. As soon as practicable after the Time of Distribution, the Company shall use its reasonable best efforts to cause the Company's Lenders (as defined below) to release Holdings and its Subsidiaries from any and all obligations under the Credit Agreement (as defined below) and all ancillary agreements and documents related thereto and to release all related liens on the assets of Holdings and its Subsidiaries within a reasonable time after the Distribution; provided, however, that at the Effective Time, the Company or its successors in interest shall cause the Lenders to release Holdings and its Subsidiaries from any and all obligations under the Credit Agreement and all ancillary agreements and documents related thereto and release all related liens on the assets of Holdings and its Subsidiaries. The "Credit Agreement" shall mean that certain Amended and Restated Credit Agreement, dated as of March 19, 1997, by and among the Company, the lenders party thereto (the "Lenders"), First Union National Bank, as administrative agent, and Lehman Commercial Paper Inc., as syndication agent, as amended.

     V.3 Books and Records. Prior to or as promptly as practicable after the Time of Distribution, the Company shall deliver to Holdings all corporate books and records of the Holdings Companies in the possession of the Retained Companies and the relevant portions (or copies thereof) of all corporate books and records of the Retained Companies relating directly and primarily to the Holdings Companies, the Holdings Businesses or the Holdings Liabilities, including, in each case, all agreements, litigation files and government filings. From and after the Time of Distribution, all such books, records and copies shall be the property of Holdings. The Company may retain copies of all such corporate books and records. Prior to the Distribution, Holdings shall deliver to the Company all corporate books and records of the Retained Companies in the possession of any of the Holdings Companies and relevant portions (or copies thereof) of all corporate books and records of the Holdings Companies relating directly and primarily to the Retained Companies, the Retained Business or the Retained Liabilities, including, in each case, all agreements, active litigation files and government filings. From and after the Time of Distribution, all such books, records and copies shall be the property of the Company. Holdings may retain copies of all such corporate books and records.

     V.4 Access to Information. Upon reasonable notice, each party shall, and shall cause its Subsidiaries to, afford to Representatives of the other reasonable access, during normal business hours throughout the period prior to and following the Time of Distribution, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, each party shall, and shall cause its Subsidiaries to, furnish promptly to the other (i) access to each report, schedule and other document filed or received by it or any of its Subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the United States Securities and Exchange Commission or any other federal or state regulatory agency or commission and (ii) access to all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement; provided, however, that the foregoing shall apply to Holdings and the Holding Companies only with respect to information and access necessary to or required by the Company in preparation of Tax Returns. Nothing in this
Section 5.4 shall require the parties to take any action or furnish any access or information which would cause or could reasonably be expected to cause the waiver of any applicable attorney client privilege. In addition, nothing herein shall require the parties to provide information other than with respect to itself and its Subsidiaries, or the conduct of their businesses.

     V.5 Retention of Records. If any information relating to the businesses, assets or liabilities of a Retained Company or a Holdings Company is retained by a Holdings Company or Retained Company, respectively, each of the Company and Holdings shall, and shall cause the other Retained Companies and Holdings Companies, respectively, to retain all such information in the Retained Companies' or Holdings Companies' possession or under its control until such information is at least ten years old except that if, prior to the expiration of such period, any Retained Company or Holdings Company wishes to destroy or dispose of any such information that is at least three years old, prior to destroying or disposing of any of such information, (a) the Company or Holdings, on behalf of the Retained Company or the Holdings Company that is proposing to dispose of or destroy any such information, shall provide no less than 45 days' prior written notice to the other party, specifying the information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date of such destruction or disposal, the other party requests in writing that any of the information proposed to be destroyed or disposed of be delivered to such other party, the Company or Holdings, as applicable, promptly shall arrange for the delivery of the requested information to a location specified by, and at the expense of, the requesting party.

     V.6 Confidentiality.

     (a) Each party hereto shall keep, and shall cause its Representatives to keep, the other party's Information strictly confidential and will disclose such Information only to such of its Representatives who need to know such Information and who agree to be bound by this Section 5.6 and not to disclose such Information to any other Person. Without the prior written consent of the other party, neither party nor any of their respective Representatives shall disclose the other party's Information to any Person or entity except as may be required by law or judicial process and in accordance with this Section 5.6.

     (b) In the event that either party or any of its Representatives receives a request or is required by law or judicial process to disclose to a court or other tribunal all or any part of the other party's Information, the receiving party or its Representatives shall promptly notify the other party of the request in writing, and consult with and assist the other party in seeking a protective order or request for other appropriate remedy. In the event that such protective order or other remedy is not obtained or the other party waives compliance with the terms hereof, such receiving party or its Representatives, as the case may be, shall disclose only that portion of the Information or facts which, in the written opinion of the receiving party's outside counsel, is legally required to be disclosed, and will exercise its respective reasonable best efforts to assure that confidential treatment will be accorded such Information or facts by the Persons or entities receiving the same. The providing party will be given an opportunity to review the Information or facts prior to disclosure.

     V.7 Listing on NYSE. Holdings shall use its reasonable best efforts to list the shares of Holdings Common Stock to be issued pursuant to the Distribution on the NYSE.

     V.8 Further Assurances. The parties agree that if, after the Time of Distribution, a Holdings Company or a Retained Company holds assets which by the terms hereof or of the Merger Agreement were intended to be assigned and transferred to, or retained by, a Retained Company or a Holdings Company, respectively, each of Holdings and the Company shall, and shall cause the other Holdings Companies and Retained Companies, respectively, at their expense, to take all commercially reasonable actions required promptly to assign and transfer or cause to be assigned and transferred such assets to the applicable Holdings Company or Retained Company, without the payment of additional consideration, and the parties agree that the transferring Holdings Company or Retained Company, as applicable, will hold such assets as agent for the sole benefit of the transferee Retained Company or Holdings Company, as applicable, and all income and risk of loss of the transferred assets to the Time of Distribution shall be for the account of the intended owner. Each of the parties hereto, at its own cost and expense, promptly shall, or shall cause its Subsidiaries to, execute such documents (the "Transaction Documents") and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and to consummate the transactions contemplated hereby. As used herein, the term "Transaction Documents" includes, but is not limited to, the Technical Services Agreement.

     V.9 Treatment of Certain Participation Interests.

     (a) From and after the Time of Distribution, the Company promptly shall pay to Holdings that percentage of all Proceeds received by the Company or any of its Affiliates, or their respective successors and assigns, from the respective Residential Joint Venture

Entities and the obligations known as the REMIC in accordance with Holdings' applicable Participation Interest.

     (b) Effective at the Time of Distribution and without further action by the Company or Holdings, the Company hereby assigns to Holdings, and Holdings hereby assumes, the Company's duties, obligations and liabilities arising from or relating to the Incentive Award Letters (as defined below). The Company agrees to use its reasonable best efforts to obtain the consent of the other parties to the Incentive Award Letters to said assignments and assumptions and to the release of the Company from its duties, obligations and liabilities arising from or relating to the Incentive Award Letters. The "Incentive Award Letters" shall mean all of the agreements pursuant to which the Company has granted to any officer or employee of the Company any right to receive a portion of the Proceeds or any member or partnership interest, including, but not limited to, the letter agreements listed on Schedule 5.9(b) hereto.

     (c) The Company agrees that in the event the Company acquires additional membership interests or partnership units (the "Additional Interests") in any Residential Joint Venture Entity after the Time of Distribution which, together with interests or units owned by the Company at the Time of Distribution, would constitute a majority of the interests or units of such Residential Joint Venture Entity, the Company shall pay Holdings an amount equal to the amount Holdings would have received if such Residential Joint Venture Entity had sold all of its assets for an aggregate price equal to the per unit price paid by the Company for the Additional Interests multiplied by the total number of issued and outstanding membership interests or partnership units of such Residential Joint Venture Entity.

     V.10 Cooperation. The parties shall cooperate with each other in all reasonable respects to ensure (a) that the Distribution and the assumption (to the extent necessary) of the Retained Liabilities and of the Holdings Liabilities are consummated in accordance with the terms hereof, (b) the retention by the Company of the Retained Business, including, without limitation, allocating rights and obligations under Contracts, if any, of the Retained Companies or the Holdings Companies that relate to the Retained Business, and (c) the retention by Holdings of the Holdings Businesses, including, without limitation, allocating rights and obligations under Contracts, if any, of the Holdings Companies or the Retained Companies that relate to the Holdings Businesses.

     V.11 Assumption of Certain Contracts by Holdings. At the Time of Distribution, the Company will, and will cause its Subsidiaries (other than Holdings and its Subsidiaries) to, assign to Holdings, and Holdings will assume, all rights, liabilities and obligations attributable to (i) Holdings Employees under their respective employment, consulting and severance agreements with the Company, including, but not limited to, the Contracts listed in Schedule 5.11 hereto, and (ii) all other Contracts relating to the Holdings Businesses, including, but not limited to, the Contracts listed in
Schedule 5.11 hereto. The Company will use its reasonable best efforts to obtain the consent of the other parties to the aforementioned Contracts to the assignment to Holdings and to the substitution of Holdings for the Company as a party thereto.

     V.12 Payments With Respect to Consulting Agreements; Restricted Stock; Stock Options.

               (a) From and after the Time of Distribution, in the event that the Company for any reason does not make a payment to a signatory to any of the consulting agreements listed in Schedule 5.12(a) hereto (the "Consulting Agreements") pursuant to a Consulting Agreement, the Company shall immediately make such payment to Holdings.

               (b) From and after the Time of Distribution, in the event that the Company receives any payment (whether principal or interest) on a loan made by the Company pursuant to a Consulting Agreement, the Company shall assign and transfer such loan payment to Holdings within ten days of the receipt thereof.

               (c) From and after the Time of Distribution, in the event the Company for any reason does not cause the shares of restricted stock identified in Schedule 5.12(c) (the "Restricted Stock") to vest in the holder thereof at the times set forth in the terms of grant of such Restricted Stock, the Company shall immediately pay to Holdings in cash an amount equal to the fair market value of the shares of Restricted Stock which did not so vest, determined as of the date on which such shares of Restricted Stock were to vest as if they had so vested and were freely transferable.

               (d) From and after the Time of Distribution, if the employment of any Covered Person (as defined in Section 2.1 of the Merger Agreement) should terminate prior to the vesting of all options to purchase shares of Company Common Stock held by such Covered Person, then the Company shall, promptly after such termination, pay to either such Covered Person or Holdings an amount equal to the "in the money" spread value of such remaining unvested options as of the Time of Distribution.

     V.13 Conflicting Terms. The terms of this Agreement shall continue unabridged at and after the Effective Time, except that at and after the Effective Time, in the event that there are any conflicts between the terms of this Agreement on the one hand and the terms of the Merger Agreement and the Indemnification Agreement on the other hand, the terms of the Merger Agreement and the Indemnification Agreement shall control with respect to such inconsistent terms.

     V.14 Performance of Services. Beginning at the Time of Distribution, (i) the Company will provide, or cause one or more of its Subsidiaries to provide, to Holdings or another member of the Holdings Companies computer services and data processing for accounting and payroll functions at the Company's actual direct cost through December 31, 1998 and on a month-to-month basis thereafter pursuant to a Technical Services Agreement, dated as of _____, 1998, by and among Insignia, Holdings and AIMCO (the "Technical Services Agreement"); and
(ii) Holdings will continue to provide, or cause one or more of its Subsidiaries to continue provide, to the Company or one or more of its Subsidiaries management services for certain properties owned by partnerships whose general partners are Affiliates of the Company on substantially the same terms and conditions as management agreements currently in effect.

                                   ARTICLE VI
                          INDEMNIFICATION AND RELEASES

     VI.1 Mutual Release. Effective as of the Time of Distribution and except as otherwise specifically set forth in this Agreement or the Transaction Documents, the Merger Agreement or the Indemnification Agreement, each of the Company, on the one hand, and Holdings, on the other hand, releases and forever discharges the other and its affiliates, and its and their directors, officers, employees and agents of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands and liabilities whatsoever of every name and nature, both in law and in equity, against such other party or any of its assigns, which the releasing party has or ever had, which arise out of or relate to events, circumstances or actions taken by such other party prior to the Time of Distribution; provided, however, that the foregoing general release shall not apply to this Agreement, the Transaction Documents, the Merger Agreement or the Indemnification Agreement or the transactions contemplated hereby or thereby and shall not affect either party's right to enforce this Agreement or the Transaction Documents, the Merger Agreement, the Indemnification Agreement or any other agreement contemplated hereby or thereby in accordance with its terms. Each party understands and agrees that, except as otherwise specifically provided herein or in the Transaction Documents, the Merger Agreement or the Indemnification Agreement, neither the other party nor any of its Subsidiaries is, in this Agreement or any other agreement or document, representing or warranting to such party in any way as to the assets, business or Liabilities transferred or assumed as contemplated hereby or thereby or as to any consents or approvals required in connection with the consummation of the transactions contemplated by this Agreement, the Transaction Documents, the Merger Agreement or the Indemnification Agreement.

     VI.2 Indemnification by the Company. Except as otherwise expressly set forth in the Merger Agreement, the Indemnification Agreement, and the Transaction Documents, the Company shall indemnify, defend and hold harmless Holdings and each of its Subsidiaries, and each of their respective directors, officers, employees, agents and Affiliates, and each of the heirs, executors, successors and assigns of any of the foregoing (the "Holdings Indemnities") from and against the Retained Liabilities and any and all losses, Liabilities and damages, including the costs and expenses of any and all actions, threatened actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such actions or threatened actions (collectively, "Holdings Indemnifiable Losses" and, individually, a "Holdings Indemnifiable Loss") of the Holdings Indemnitees arising out of or due to the failure or alleged failure of the Company or any of its Subsidiaries to pay, perform or otherwise discharge in due course any of the Retained Liabilities.

     VI.3 Indemnification by Holdings. Except as otherwise expressly set forth in the Merger Agreement, the Indemnification Agreement and the Transaction Documents, Holdings shall indemnify, defend and hold harmless the Company and each of its Subsidiaries, and each of their directors, officers, employees, agents and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (the "Company Indemnitees") from and against the Holdings Liabilities and any and all losses, Liabilities and damages, including the costs and expenses of any and all actions, threatened actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such actions or threatened actions (collectively,

"Company Indemnifiable Losses" and, individually, a "Company Indemnifiable Loss") of the Company Indemnitees arising out of or due to the failure or alleged failure of Holdings or any of its Affiliates to pay, perform or otherwise discharge in due course any of the Holdings Liabilities. The "Holdings Indemnifiable Losses" and the "Company Indemnifiable Losses" are collectively referred to as the "Indemnifiable Losses."

     VI.4 Insurance Proceeds; Tax Benefits; Mitigation. The amount which any party (an "Indemnifying Party") is or may be required to pay to any other Person (an "Indemnitee") pursuant to Sections 6.2 or 6.3 shall be reduced (including retroactively) by (i) any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnitee in reduction of the related Indemnifiable Loss and (ii) any Tax benefits realized or realizable by such Indemnitee based on the present value thereof by reason of such loss and shall be increased by any Tax liability incurred by such Indemnitee based on such indemnity payment. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of an Indemnifiable Loss and shall subsequently actually receive insurance proceeds, Tax benefits or other amounts in respect of such Indemnifiable Loss as specified above, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds, Tax benefits or other amounts actually received. The Indemnitee shall take all reasonable steps to mitigate all Losses, including availing itself of any defenses, limitations, rights of contribution, claims against third parties and other rights at law (it being understood that any out-of-pocket costs paid to third parties in connection with such mitigation shall constitute Losses), and shall provide such evidence and documentation of the nature and extent of any Loss as may be reasonably requested by the Indemnifying Party.

     VI.5 Procedure for Indemnification.

     (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a person (including any governmental entity) who is not a party to this Agreement or to any of the Transaction Documents of any claim or of the commencement by any such Person of any action (a "Third-Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any Indemnitee to give notice as required by this Section 6.5 shall not relieve the Indemnifying Party of its obligations under this Article VI, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third-Party Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been or may be sustained by such Indemnitee.

     (b) An Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel reasonably acceptable to the Indemnitee, any Third-Party Claim, provided that the Indemnifying Party must confirm in writing that it agrees that the Indemnitee is entitled to indemnification hereunder in respect of such Third-Party Claim. Within 30 days of the receipt of notice from an Indemnitee in accordance with Section 6.5(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether to assume responsibility for such Third-Party Claim (provided that if the Indemnifying Party does not so notify the Indemnitee of its election within 30 days after receipt of such notice from the Indemnitee, the Indemnifying Party shall be deemed to have elected not to assume responsibility for such Third-Party Claim), and such Indemnitee shall cooperate in the defense or settlement or compromise of such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume responsibility for a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Article VI for any legal or other expenses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnitee in connection with the defense thereof; provided, however, that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnitees and in such Indemnitees' reasonable judgment there exists a conflict of interest between such Indemnitees and the Indemnifying Party, such Indemnitees shall have the right to employ separate counsel and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party. If an Indemnifying Party elects not to assume responsibility for a Third-Party Claim (which election may be made only in the event of a good faith dispute that a claim was inappropriately tendered under
Section 6.2 or 6.3, as the case may be) such Indemnitee may defend or (subject to the following sentence) seek to compromise or settle such Third-Party Claim. Notwithstanding the foregoing, an Indemnitee may not settle or compromise any Third-Party Claim without prior written notice to the Indemnifying Party, which shall have the option within fifteen days following the receipt of such notice
(i) to disapprove the settlement and assume all past and future responsibility for the claim, including reimbursing the Indemnitee for prior expenditures in connection with the claim, or (ii) to disapprove the settlement and continue to refrain from participation in the defense of the claim, in which event the Indemnifying Party shall have no further right to contest the amount or reasonableness of the settlement if the Indemnitee elects to proceed therewith, or (iii) to approve the amount of the settlement, reserving the Indemnifying Party's right to contest the Indemnitee's right to indemnity, or (iv) to approve and agree to pay the settlement. In the event the Indemnifying Party makes no response to such written notice from the Indemnitee, the Indemnifying Party shall be deemed to have elected option (ii).

     (c) If an Indemnifying Party chooses to defend or to seek to compromise any Third-Party Claim, the Indemnitee shall make available to such Indemnifying Party any personnel and any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense.

     (d) Notwithstanding anything else in this Section 6.5 to the contrary, an Indemnifying Party shall not settle or compromise any Third-Party Claim unless
(i) such settlement or compromise contemplates as an unconditional term thereof the giving by such claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Third-Party Claim and (ii) such settlement does not provide for any non-monetary relief by Indemnitee unless Indemnitee consents thereto. In the event the Indemnitee shall notify the Indemnifying Party in writing that such Indemnitee declines to accept any such settlement or compromise, such Indemnitee may continue to contest such Third-Party Claim, free of any participation by such Indemnifying Party, at such Indemnitee's sole expense. In such event, the obligation of such Indemnifying Party to such Indemnitee with respect to such Third-Party Claim shall be equal to (i) the costs and expenses of such Indemnitee prior to the date such Indemnifying Party notifies such Indemnitee of such offer of settlement or compromise (to the extent such costs and expenses are otherwise indemnifiable hereunder) plus (ii) the lesser of (A) the amount of any offer of settlement or compromise which such Indemnitee declined to accept and (B) the actual out-of-pocket amount such Indemnitee is obligated to pay subsequent to such date as a result of such Indemnitee's continuing to pursue such Third-Party Claim.

     (e) Any claim on account of an Indemnifiable Loss which does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party under applicable law or under this Agreement, the Merger Agreement or the Indemnification Agreement.

     (f) In addition to any adjustments required pursuant to Section 6.4, if the amount of any Indemnifiable Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.

     (g) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

     VI.6 Remedies Cumulative. The remedies provided in this Article VI shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

     VI.7 Survival of Indemnities. The obligations of each of Holdings and the Company under this Article VI shall survive the sale or other transfer by it of any assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of the other related to such assets, businesses or Liabilities.

     VI.8 Tax Matters. Notwithstanding anything to the contrary in this Article VI, any claim for indemnification with respect to any Liabilities which are Tax liabilities of the Company and Holdings shall be governed by the terms and provisions of Article III hereof.

                                  ARTICLE VII
                                EMPLOYEE MATTERS

     VII.1 Employees. Immediately prior to, and subject to, the Distribution, the Company shall transfer to Holdings (or the Holdings Companies) the employees whose employment relates to the Holdings Companies and Holdings Businesses, as determined by the Company in its sole discretion, so that no such employee who becomes employed by Holdings experiences any termination or other interruption in employment. The employees who become employees of Holdings upon the Distribution shall not be employees of the Company or any Subsidiary of the Company at the Time of Distribution, except as otherwise agreed to in writing by the parties. Effective as of the Time of Distribution,
(a) Retained Employees shall remain or become employees of the Retained Companies in the same capacities as then held by such employees (or in such other capacities and upon such terms and conditions as the Company shall determine in its sole discretion) and (b) Holdings Employees shall remain or become employees of the Holdings Companies in the same capacities as then held by such employee (or in such other capacities and upon such terms and conditions as Holdings shall determine in its sole discretion). Nothing contained in this Section 7.1 shall confer on any Retained Employee or any Holdings Employee any right to continued employment after the Time of Distribution, and such employees shall continue to be employed "at-will." At and from the Time of Distribution, except as set forth in this Article VII, Holdings shall assume all obligations relating to all employees, including the Former Employees and employees of the Holdings Companies, arising prior to or at the Time of Distribution or, if the Merger is consummated, prior to or at the Effective Time, including all obligations or liabilities relating to employee benefits, health insurance and severance, if any.

     VII.2 Employee Benefits. Without limiting the generality of Section 7.1 above:

     (a) Accrued Vacation. The Company and Holdings agree that all accrued vacation for Retained Employees on and after the Time of Distribution shall be the Company's obligation; provided, however, that if a Retained Employee (other than on-site employees) is terminated or quits prior to December 31, 1998 (or December 31, 1999 if the Closing Date occurs in 1999) and such Retained Employee (other than on-site employees) was entitled to accrued vacation relating to his employment prior to the Effective Time (the "Holdings Vacation Obligation") at the time of his departure and received a cash payment for such Holdings Vacation Obligation, Holdings shall promptly reimburse the Company for such amount.

     (b) 401(k) Plan and Restoration Plan. Immediately prior to, and subject to, the Distribution, the Company shall cause a "spin-off" of the assets and liabilities of the Company's 401(k) Retirement Plan (the "Existing 401(k) Plan") resulting in the division of the Existing 401(k) Plan into two separate, identical, component plans and trusts, in accordance with applicable law (including, without limitation, Section 414(l) of the Code), covering, respectively, (i) the Retained Employees (and their beneficiaries) (the "Company 401(k) Plan") and (ii) all other Existing 401(k) Plan participants (and their beneficiaries) (the "Holdings 40l(k)Plan"). Immediately prior to, and subject to, the Distribution, the Company shall cause a "spin-off" of the assets and liabilities of the Company 401(k) Restoration Plan (the "Existing Restoration Plan") resulting in the division of the Existing Restoration Plan into two separate, identical component plans and trusts, covering, respectively, (i) the Retained Employees (and their beneficiaries) (the "Company Restoration Plan") and (ii) all other Existing Restoration Plan participants (and their beneficiaries) (the "Holdings Restoration Plan"). Immediately prior to, and subject to, the Distribution, the Company shall cause the Holdings 401(k) Plan and the Holdings Restoration Plan to be transferred to Holdings but shall retain the Company 401(k) Plan and the Company Restoration Plan. Prior to the Distribution, the Company shall draft the appropriate documents and us its reasonable best efforts to take all actions necessary, to the extent possible, to effectuate the intent of this Section 7.2(b).

     (c) Welfare Plans. Except as otherwise provided herein, immediately prior to, and subject to, the Distribution, the Company shall cause all Company employee benefit plans that are employee welfare benefit plans, as defined in
Section 3(l) of ERISA (the "Existing Welfare Plans"), to be divided into separate, identical component plans covering, respectively, (i) the Retained Employees (and their beneficiaries) (the "Company Welfare Plans") and (ii) all other Existing Welfare Plan participants, including without limitation, participants (and their beneficiaries) who experienced a "qualifying event" for purposes of the group health plan continuation coverage requirements of Section 4980 of the Code and Title I, Subtitle B of ERISA prior to the Closing Date regardless of when an election for continuation coverage is made by the participant (the "Holdings Welfare Plans"). Notwithstanding the foregoing, the Company shall cause the Company Long Term Disability Plan (the "Existing LTD Plan") to be divided into two separate, identical component plans covering, respectively, (i) employees who work for the Company after the Distribution and employees who were working in the United States based multifamily apartment business of the Company and the Subsidiaries not set forth on Section 4.2(h) of the Company Disclosure Letter at the time they became eligible for benefits under the Existing LTD Plan (the "Company LTD Plan") and (ii) all other participants in the Existing LTD Plan (the " Holdings LTD Plan"). Without limiting the generality of the foregoing, immediately prior to, and subject to, the Distribution, the Company shall cause a "spin-off" of the assets and liabilities of each of the Company Voluntary Employees' Beneficiary Association and the Company's existing Flexible Spending Plan (which contains premium, dependent care and medical health reimbursement component parts) (respectively, the "VEBA" and the "Flex Plan") resulting in the division of each of the VEBA and the Flex Plan into separate, identical, component plans and trusts, in accordance with applicable law, covering, respectively, (i) the Retained Employees (and their beneficiaries) (respectively, the "Company VEBA" and "Company Flex Plan") and (ii) all other participants (and their beneficiaries) in the VEBA and the Flex Plan (respectively, the "Holdings VEBA" and the "Holdings Flex Plan"). Immediately prior to and subject to, the Distribution, the Company shall cause the Holdings Welfare Plans, Holdings LTD Plan, Holdings VEBA and Holdings Flex Plan to be transferred to Holdings but shall retain the Company Welfare Plans, Company LTD Plan, Company VEBA and Company Flex Plan. Prior to the Distribution, the Company shall draft the appropriate documents and use its reasonable best efforts to take all actions necessary, to the extent possible, to effectuate the intent of this Section 7.2(c).

     (d) Stock Plans. Immediately prior to, and subject to, the Distribution, the Company shall cause Holdings to assume all options and awards of restricted stock (whether vested or unvested) held under the Company Stock Plans by employees of the Company who become employees of Holdings and convert such options and awards of restricted stock into an option to purchase shares of common stock of Holdings or an award of restricted shares of common stock of Holdings, as applicable, as the Company deems appropriate to reflect the Distribution. Prior to the Distribution, the Company shall draft the appropriate documents and use its reasonable best efforts to take all actions necessary, to the extent possible, to effectuate the intent of this Section 7.2(d).

     (e) Continuation of Group Health Plan Coverage. Holdings and the Holdings Companies shall be responsible for all obligations and liabilities relating to or arising under the group health plan continuation coverage requirements of
Section 4980B of the Code and Title I, Subtitle B of ERISA for employees employed by the Company prior to the Closing Date other than the Retained Employees. Holdings and the Holdings Companies shall also be responsible for any liabilities or obligations for severance obligations relating to employees of the Company employed by the Company prior to the Closing Date other than the Retained Employees.

     VII.3 Other Liabilities and Obligations. Effective as of the Time of Distribution, Holdings shall assume and be solely responsible for (i) all liabilities and obligations related to the Holdings Employees and (ii) except as specifically provided in this Article VII and except to the extent otherwise provided in this Agreement, the Merger Agreement, the Indemnification Agreement or the Transaction Documents, all liabilities and obligations related to the Retained Employees that were incurred on or before the Time of Distribution. Effective as of the Time of Distribution, the Company shall assume and be solely responsible for (i) all liabilities and obligations related to the Retained Employees incurred after the Time of Distribution, (ii) all holiday, vacation and sick day benefits of the Retained Employees accrued as of the Time of Distribution, except as otherwise provided for in this Article VII, and
(iii) all other liabilities, including, without limitation, for worker's compensation and medical benefits. For purposes of this Section 7.3, a liability is "incurred" on either the date the event giving rise to the liability occurs or, if the liability is related to more than one event, the date the first event to which the liability relates occurs. Notwithstanding the foregoing, deferred directors' fees shall be the sole responsibility of Holdings.

     VII.4 Actions by Holdings. Any action required to be taken under this
Article VII may be taken by any member of the Holdings Companies.


                                  ARTICLE VIII
                                   CONDITIONS

     The obligations of the Company and Holdings to consummate the Distribution shall be subject to the fulfillment of each of the following conditions:

     VIII.1 Stockholder Approval. The stockholders of the Company shall have approved the Distribution.

     VIII.2 Opinion of Tax Counsel. The Company shall have received an opinion of Rogers & Wells LLP (or another recognized law firm acceptable to the recipient) that, based upon certificates and letters acceptable to Rogers & Wells LLP (or another nationally recognized law firm acceptable to the Company) dated as of the Time of Distribution, the Distribution should qualify as a tax-deferred distribution to the Company's stockholders (with customary exceptions, assumptions and qualifi cations and based on customary representations).

     VIII.3 Certain Transactions. The actions provided for in Section 4.1 shall have been consummated in accordance with Section 4.1 in all material respects.

     VIII.4 Adequate Surplus. The Boards of Directors of the Company and Holdings shall be reasonably satisfied that, after giving effect to the Distribution, (i) the Company will not be insolvent and will not have unreasonably small capital with which to engage in its businesses and (ii) the Company's surplus will be sufficient to permit, without violation of Section 170 of the DGCL, the Distribution.

     VIII.5 Release of Obligations. The Boards of Directors of the Company and Holdings shall be reasonably satisfied that the obligations of Holdings and its Subsidiaries under the Credit Agreement and the related liens on the assets of Holdings and its Subsidiaries will be released within a reasonable time after the Distribution.

     VIII.6 Bank Consent. The Lenders under the Credit Agreement shall have consented to the Distribution and the other transactions provided for herein on terms acceptable to the Boards of Directors of the Company and Holdings.

                                   ARTICLE IX
                           MISCELLANEOUS AND GENERAL

     IX.1 Termination. This Agreement may be terminated by the Company at any time prior to the Time of Distribution.

     IX.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 9.1, no party to this Agreement (or any of its directors or officers) shall have any liability or further obligation to any other party.

     IX.3 Modification or Amendment. The parties hereto may modify or amend this Agreement by written agreement executed and delivered by authorized officers of the respective parties.

     IX.4 Waiver; Remedies. The conditions to the Company's obligation to consummate the Distribution are for the sole benefit of the Company and may be waived in writing by the Company in whole or in part to the extent permitted by applicable law. No delay on the part of any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

     IX.5 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and which counterparts shall together constitute the same agreement.

     IX.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflicts of law principles.

     IX.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by facsimile (upon confirmation of receipt) or personally, (ii) on the first business day following the date of dispatch if delivered by Federal Express or other next-day courier service, or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

     If to the Company before the Effective Time:

                  Insignia Financial Group, Inc.
                  102 Woodmont Blvd.
                  Suite 400
                  Nashville, TN  37205
                  Attn:  Frank Garrison
                  Telecopy:    (615) 783-1021
                  Telephone:  (615) 783-1099

                  with a copy (which shall not constitute notice) to:

                  Proskauer Rose LLP
                  1585 Broadway
                  New York, New York 10036-8299
                  Attn: Arnold S. Jacobs, Esq.
                  Telecopy: (212) 969-2900
                  Telephone: (212) 969-3210

     If to the Company or after the Effective Time, to the above address for the Company (but not to Proskauer Rose LLP) and to:

                        Apartment Investment and Management Company
                        1873 South Bellaire Street, 17th Floor
                        Denver, Colorado  80222
                        Attn:  Peter K. Kompaniez
                        Telecopy:    (303) 757-8735
                        Telephone:  (303) 757-8101

                  with a copy (which shall not constitute notice) to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  300 South Grand Avenue
                  Los Angeles, CA  90071
                            Attn:  Thomas C. Janson, Esq.
                  Telecopy: (213) 687-5221
                  Telephone: (213) 687-5600

         If to Insignia/ESG Holdings, Inc., to:

                  Insignia/ESG Holdings, Inc.
                  200 Park Avenue
                  New York, New York 10166
                  Attn: Adam B. Gilbert, Esq.
                  Telecopy: (212) 984-6655
                  Telephone: (212) 984-6644

         with a copy (which shall not constitute notice) to:

                  Proskauer Rose LLP
                  1585 Broadway
                  New York, New York 10036-8299
                  Attn: Arnold S. Jacobs, Esq.
                  Telecopy: (212) 969-2900
                  Telephone: (212) 969-3210

     IX.8 Captions. All Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     IX.9 No Third Party Beneficiary. This Agreement is for the purpose of defining the respective rights and obligations of the parties hereto and is not for the benefit of any employee, creditor or other third party, except as may be expressly set forth herein.

     IX.10 Successors and Assigns. No party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other party hereto in its sole and absolute discretion. Any such conveyance, assignment or transfer without the express written consent of the other party shall be void ab initio. No assignment of this Agreement or any rights hereunder shall relieve the assigning party of its obligations hereunder. Any successor by merger to a party to this Agreement shall be substituted for such party as a party to this Agreement, and all obligations, duties and liabilities of the substituted party under this Agreement shall continue in full force and effect as obligations, duties and liabilities of the substituting party, enforceable against the substituting party as a principal, as though no substitution had been made.

     IX.11 Certain Obligations. Whenever this Agreement requires any of the Subsidiaries of any party to take any action, this Agreement will be deemed to include an undertaking on the part of such party to cause such Subsidiary to take such action.

         IX.12 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right of specific performance and injunctive relief giving effect to its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

         IX.13 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

         IX.14 Jurisdiction. Each of the Company and Holdings hereby (i) consents to be subject to the jurisdiction of the United States District Court for the Southern District of New York and the jurisdiction of the courts of the State of New York in any suit, action or proceeding seeking to enforce any provision of, or based in any matter arising out of or in connection with, this Agreement or the transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the United States District Court for the Southern District of New York or the courts of the State of New York, (iv) irrevocably waives (x) any objection that it may have or hereafter have to the changing of venue of any such suit, action or proceeding in such court and (y) any claim that any such suit, action or proceeding in any such court has been brought in an inconvenient forum, and (v) irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 9.7 hereof.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

                                  INSIGNIA FINANCIAL GROUP, INC.

                                      By: /s/Andrew L. Farkas
                                          -----------------------
                                             Andrew L. Farkas
                                             Chairman, President and
                                             Chief Executive Officer

                                  INSIGNIA/ESG HOLDINGS, INC.

                                      By: /s/ Stephen B. Siegel
                                          ------------------------
                                              Stephen B. Siegel
                                              President

                            (EXCLUDES ALL SCHEDULES)